Exhibit 99.1

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News Release

Media Contacts:	Amy Rose (908) 423-6537	Investor Contact:	Graeme Bell (908) 423-5185

Steven F. Goldstone Elected to Merck Board of Directors

WHITEHOUSE STATION, N.J., Sept. 19, 2007 – Merck & Co., Inc. today announced that Steven F. Goldstone, 61, founder of Silver Spring Group, a private investment firm, will join the Company’s Board of Directors effective Sept. 25. With his election, Mr. Goldstone will become one of 10 outside directors on the 11-member board. Mr. Goldstone will stand for election by the Company’s stockholders in April 2008.

Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc., one of the world’s largest consumer products companies, from 1995 until his retirement five years later in 2000. Prior to that role, he was a partner at the New York law firm of Davis Polk & Wardwell from 1978 to 1995.

He is currently the non-executive chairman of the Board of Directors of ConAgra Foods, Inc. He also serves on the boards of two other New York Stock Exchange-listed companies, Greenhill & Co. and American Standard Companies, Inc. Mr. Goldstone is chairman of the Founders Hall Foundation, Inc. and a trustee of the Aldrich Museum of Contemporary Art. He recently served as chairman of the Roundabout Theatre Company of New York and as an overseer at the University of Pennsylvania.

A graduate of the University of Pennsylvania, Mr. Goldstone earned his law degree from New York University in 1970.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck currently discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

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